[INSIGHTFUL LETTERHEAD]

                                November 14, 2003


VIA  EDGAR

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn:  Jeffrey P. Riedler


Re:       Insightful Corporation
          Registration Statement on Form S-8 POS
          SEC File No.  333-106580
          Request For  Withdrawal


Dear Ladies and Gentlemen:

     Pursuant to Rule 477 under the Securities Act of 1933, we respectfully request that the Insightful Corporation Registration Statement on Form S-8 POS, File Number 333-106580, together with all exhibits (the "Registration Statement"), be withdrawn. The Registration Statement was filed on November 14, 2003.




                                                Very truly yours,

                                                /s/  Ken Moyle
                                                -----------------------------
                                                Ken Moyle
                                                Secretary



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